Exhibit 4.28

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Dated	14 March 2018

(1)	MIDATECH PHARMA PLC

(2)	DR JAMES PHILLIPS

Settlement agreement

Without prejudice and subject to contract

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

THIS AGREEMENT IS DATED 14 MARCH 2018

BETWEEN:-

(1)
MIDATECH PHARMA PLC a company incorporated under the laws of England (company number 09216368) whose registered office address is situated at 65 Innovation Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RQ (‘the Company’)

(2)	DR JAMES PHILLIPS of 13a Stanhope Mews West, South Kensington, London, SW7 5RB (‘the Executive’)

WHEREAS:

(A)
The Executive is employed by the Company as the Chief Executive Officer.  Employment was deemed to have begun on 1st May 2013 and the Executive has served the Company under the terms of a Service Agreement dated on or about 3rd December 2014 (‘’the Service Agreement’’).

(B)
On or about 6st February 2018 the Executive held discussions with the Chairman about a potential change of CEO in the Company and would consider to leave the Company’s employment earlier than the expiration of any notice given in accordance with the Service Agreement in order to help the Company transition.

(C)
The Company has agreed that the Executive shall with effect from 15th March 2018 have overall responsibility for [***] and the Company wishes to incentivise him to [***] by way of participation in the Incentive Bonus Scheme and that the Executive shall continue to direct and supervise [***].

(D)
The parties wish to agree and embody in this Agreement the terms upon which the Executive’s employment will come to an end and enter into a settlement agreement under the provisions of section 203 of the Employment Rights Act 1996 and any relevant parallel legislation governing the settlement of employment claims in full and final settlement of all employment-related claims that the Executive has and/or may have against the Company or any Group Company arising out of their employment or its termination, whether or not such claims are known or unknown to the parties and whether or not they are or could be in contemplation of the parties at the time of signing this Agreement.

© Barlow Robbins LLP	P 1

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

(E)
Further, the parties wish to conclude an agreement as set out in this Agreement in respect of any rights or claims which the Executive might have at common law arising out of their employment or its termination and in respect of which the Executive has also received independent legal advice from the Adviser.

(F)	The Executive's employment by the Company will terminate on 31st May 2018 (‘the Termination Date’).

(G)
In the event of [***] not [***] in all respects by the Termination Date, the parties will enter into a Consultancy Agreement for the provision of the Executive’s services to the Company for the [***] as provided for at paragraph C above.

(H)
Before signing this Agreement the Executive has received independent legal advice as to the terms and effect of this Agreement and the conditions regulating compromise and settlement agreements have been satisfied.

(I)	The Company is entering into this Agreement for itself and as agent for any Group Company and is duly authorised in that regard.

NOW IT IS AGREED as follows:-

1.	DEFINITIONS

In this Agreement:

Adviser	means Danielle Parsons of Slater & Gordon (UK) LLP;

[***]	[***]

Announcement	the public announcement by the Company on a regulatory news service;

Compensation Payment	means the payment £99,000 made under the terms of clause 3.1 below;

© Barlow Robbins LLP	P 2

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

[***]	[***]

Confidential Information
means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory) as specified in clause 14.1 and 14.2 of the Service Agreement;

Consultancy Agreement	means any consultancy agreement between the Company and the Executive for the period 1st June 2018 to 30th September 2018 for the purpose of [***] pursuant to clause 4 below;

Contract of Employment	means the Service Agreement between the Company and the Executive dated on or about 3rd December 2014 as amended by the letter of agreed variations dated 18th October 2017;

Employment	means the Executive’s employment by the Company;

EMI Share Scheme	means the Midatech Pharma PLC Enterprise Management Incentive Scheme adopted in December 2014;

Group
means the Company and any “subsidiary” company of the Company as defined in Section 1159 of the Companies Act 2006 as amended and any associated company of the Company as defined in Section 416 of the Income and Corporation Taxes Act 1988 as amended;

Group Company	means any member of the Group;

Incentive Bonus Scheme	means the Incentive Bonus Scheme in relation to [***] provided for at clause 5 below;

© Barlow Robbins LLP	P 3

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Statutory Claims
means any claim referred to in the Equal Pay Act 1970; the Health and Safety at Work Act 1974; the Trade Union and Labour Relations (Consolidation) Act 1992; the Employment Rights Act 1996; the National Minimum Wage Act 1998; the Working Time Regulations 1998; the Public Interest Disclosure Act 1998; the Trans-national Information and Consultation of Executives Regulations 1999; the Maternity and Parental Leave Regulations 1999; the Employment Relations Act 1999; the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000; the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002; the Employment Act 2002; the Flexible Working (Procedural Requirements) Regulations 2002; the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002; the Transfer of Undertakings (Protection of Employment) Regulations 2006; the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; the Equality Act 2010 and any claims from which an employee may contract out by means of a statutory compromise and/or settlement agreement;

Termination Date	means	31st May 2018.

2.	TERMINATION OF EMPLOYMENT, CONTRACTUAL PAYMENTS AND BENEFITS

2.1.
The Employment will terminate on the Termination Date.  Subject to the Employee continuing to discharge his duties as Chief Executive Officer, the Company will pay to the Executive his basic salary and provide contractual benefits (including the agreed pension contribution) up to and including the Termination Date less deductions for tax, National Insurance and his own pension contributions.

2.2.
Without prejudice to the generality of his duties and obligations under both clause 2.1 above and the Contract of Employment, the Executive shall forthwith agree with his successor Chief Executive Officer, Craig Cook, a handover plan to be submitted to and approved by the Company’s Board of Directors for implementation by the Executive between 15th March 2018 and the Termination Date.

© Barlow Robbins LLP	P 4

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

2.3.	The Executive will also receive a payment in lieu of any accrued but untaken holiday to which he is entitled under the Contract of Employment less any tax and National Insurance contributions.

2.4.	The Company shall deduct from the final salary payment any outstanding sums due from the Executive to the Company.

2.5.
The Executive shall participate in, and benefit from any payments to which he is entitled under, the terms of the Incentive Bonus Scheme set out in Schedule 1 herein subject to deductions for tax and National Insurance.

2.6.
The Company shall procure that the period during which the Executive may exercise the options granted to him under the EMI Share Scheme and each of the EMI Option Agreements between the Company and the Executive pursuant to the rules thereunder (“the EMIO Agreements”) that will have vested by the Termination Date shall be extended to a period of: (a) 4 years from  the Termination Date; or (b) the date relevant options lapse under the terms of the EMIO Agreements, whichever is earlier and as set out at Schedule 2 hereto.

3.	COMPENSATION

3.1.
On the Termination Date or receipt of this Agreement signed by the Executive and certified by the Adviser (whichever is later), the Company shall, as compensation for the loss of the Employment (on its own behalf and on behalf of any Group Company), but without admission of liability, pay to the Executive the Compensation Payment.

3.2.
It is the parties’ understanding that the Compensation Payment is a payment paid under section 403 of the Income Tax (Earnings and Pensions) Act 2003 and that the first £30,000 of this sum may be paid without a requirement for the Company to deduct income tax or National Insurance.  The balance will be paid (where appropriate) after the Company has deducted income tax at the Executive’s appropriate rate.  If HM Revenue & Customs decide that any further tax and/or Executive National Insurance contributions shall be payable, the Executive shall indemnify the Company in respect of any such payments in accordance with clause 7 to this Agreement.

© Barlow Robbins LLP	P 5

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

4.	CONSULTANCY AGREEMENT

In the event that there has not occurred an [***] by 5.30pm on the Termination Date, the Executive and the Company agree that the Consultancy Agreement in the terms set out Schedule 3 hereto shall apply between them.

5.	BENEFITS

Except as provided for under the terms of this Agreement, all other benefits received pursuant to the terms of the Employment will cease on the Termination Date, including the Executive’s life assurance cover and private medical insurance cover.

6.	RESIGNATION FROM OFFICE

The Executive shall immediately resign upon the Termination Date as a Director of the Company and of any Group Company of which they are a Director by delivering to the Company a letter of resignation in accordance with the draft set out in Schedule 4 to this Agreement.

7.	TAX INDEMNITY

7.1.
The Executive undertakes that, if the Company or any Group Company is called upon to account to HM Revenue & Customs for any further income tax, Executive’s National Insurance contributions, interest, penalties or costs (“the Excess Tax”) arising in respect of the Compensation Payment or other benefits provided under this Agreement other than the amount of tax deducted in accordance with clause 3.2 above, the Executive shall indemnify and continue to keep indemnified, the Company (and any Associated Company) against any such demand for Excess Tax and will immediately repay on demand an amount equal to the Excess Tax imposed upon the Company (or any  Group  Company) by HM Revenue & Customs in consequence of those obligations PROVIDED THAT no payment of Excess Tax will be made to HM Revenue & Customs without particulars being given to the Executive and the Executive being given the opportunity, at his own expense, to dispute any such payment.

7.2.
The Company shall be entitled to deduct from any sums owed to the Executive under the terms of the Incentive Bonus Scheme, or the EMI Share Scheme following the exercise of options and proceeds from the subsequent sale of shares, such amounts as it is entitled to demand from the Executive under clause 7.1 in respect of Excess Tax.

© Barlow Robbins LLP	P 6

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

8.	CONFIDENTIALITY OF AGREEMENT

8.1.
The Executive will keep the existence and terms of this Agreement and all discussions and other correspondence on this subject confidential and will not disclose them to any other person except to a professional adviser or to a member of their immediate family who has agreed to be bound by the obligation of confidentiality or as may be required by law or by any regulatory authority or with the Company’s written consent.

8.2.
The Company will use its reasonable endeavours to keep the terms of this Agreement confidential except for the purposes of taking professional, legal or financial advice, in connection with the conclusion of the Agreement, or as may be required by law or by any regulatory authority or as regards an Announcement required to be made under the AIM Rules of the London Stock Exchange (‘AIM Rules’).

9.	STATEMENTS AND ANNOUNCEMENTS

9.1.
The Executive will not directly or indirectly make any untrue, detrimental or derogatory statements whether orally, in writing or via any electronic media about the Company or any Group Company or its or their officers or Employees, their employment with the Company or the termination of that employment.

9.2.
The Company will use its reasonable endeavours to ensure that its Employees and officers do not make any untrue, detrimental or derogatory statements about the Executive, their employment with the Company or the termination of that employment.

9.3.
The Company will make a ‘reorganisation’ Announcement on 15th March 2018 in the form set out at Schedule 5 and neither party will make any statement to third parties (save as specified in clause 10) which is inconsistent with that Announcement. If such intended Announcement is delayed the Company shall notify the Executive of the expected date of Announcement.

10.	REFERENCE

On receipt of any request from a relevant third party, the Company shall provide a reference in respect of the Executive in the form set out in Schedule 6 to this Agreement and agrees not to derogate from this reference and will deal with any telephone enquiries in a manner which is consistent with the terms and spirit of the reference provided that nothing in this Agreement will fetter the Company’s obligation to give full disclosure as required by law or statutory, provision of the AIM Rules or other regulatory authority.  The Company reserves the right to amend and/or add to the reference in order to meet such obligation and/or as a result of information which comes to light after the date of this Agreement.

© Barlow Robbins LLP	P 7

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

11.	COMPANY PROPERTY

11.1.
The Executive shall return to the Company within 7 days of the Termination Date all property belonging to the Company or any Group Company (including but not limited to any documents, disks, equipment, keys, including car keys and passes) which are or have been in the Executive’s possession or control.  Documents and disks shall include but are not limited to correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, floppy disks, manuals, Supplier or client documentation or any other medium of storing information. The Executive would like to retain his laptop & will submit it for cleansing at Vorboss at his departure.

11.2.	The Executive’s obligations under this clause 11 shall be deemed to include the return of all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the foregoing.

11.3.
The Executive shall, before the Termination Date, delete irretrievably any information relating to the business of the Company or any Group Company that they have stored on any magnetic or optical disk or memory and all matter derived from such sources which is in their possession or under their control.

11.4.
The Executive shall, if requested to do so by the Company, provide a signed statement that they have complied fully with their obligations under this clause 11 and shall provide it with such reasonable evidence of compliance as may be requested.

12.	EXPENSES

The Executive will submit their final expenses claims (together with all receipts) to the Company before the Termination Date and all expenses reasonably incurred by them in connection with their Employment up to and including the Termination Date will be reimbursed in the normal way.

13.	CONFIDENTIAL INFORMATION

The Executive acknowledges that following the Termination Date they remain bound by the duty of confidentiality set out in clause 14 of the Contract of Employment.

© Barlow Robbins LLP	P 8

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

14.	RESTRICTIVE COVENANTS

The Executive acknowledges that following the Termination Date they remain bound by the restrictions set out in clause 22 of the Contract of Employment.

15.	THE EXECUTIVE’S CLAIMS

15.1.
The Executive alleges that, in addition to common law and contractual claims, they may have the following Statutory Claims (the “Executive’s Claims”) arising from the Employment and/or its termination: under the Employment Rights Act 1996 (ERA) and specifically claims for:  unfair dismissal and unlawful deduction from wages in contravention of Part II of the ERA;

15.2.	The Executive represents and warrants that they have:

15.2.1.
not downloaded any information from the Company’s or any Group Company’s IT or email system onto any personal device including, but not limited to, a personal computer, laptop, tablet, mobile phone, USB flash drive, computer disc or other similar device and/or forwarded information belonging to the Company to any personal email account(s);

15.2.2.	not issued proceedings before the Employment Tribunals, County Court or High Court in respect of any claim in connection with the Employment or its termination;

15.2.3.
not notified a claim to Acas for early conciliation and shall not act on the basis of any early conciliation certificate already issued by Acas and neither the Executive nor anyone acting on the Executive’s behalf will notify such a claim to Acas;

15.2.4.
not been subject to “improper behaviour” within the meaning of Section 111A of the Employment Rights Act 1996 in the discussions leading up to them being offered this Agreement and, in particular, there has been no undue pressure placed on them to sign this Agreement and that they have been given a reasonable period in which to consider the offer;

15.2.5.
not withheld or failed to disclose any material fact concerning the performance of their duties with the Company and/or any Group Company or any breach of any material term (express or implied) of the Contract of Employment which would have entitled the Company to have dismissed them summarily;

© Barlow Robbins LLP	P 9

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

15.2.6.	acted in the best interests of the Company and/or any Group Company and has not knowingly committed any breach of duty of any kind owed to the Company and/or any Group Company;

15.2.7.	not at the date of this Agreement obtained employment or entered into a contract for services or a consultancy agreement with any person, firm or company.

15.3.
The Executive warrants that they have instructed the Adviser to advise on whether they have or may have (whether at the time of signing this Agreement or in the future) any Statutory Claims against the Company, any Group Company or any of its or their officers, agents or employees arising out of or in connection with the Employment or its termination and they have provided the Adviser with all relevant information to enable the Adviser to advise them on whether they may have any such Statutory Claims.

15.4.
The Executive further warrants that, having received the Adviser’s advice, they have the claims referred to in clause 15.1 above (the Executive’s Claims) and no other Statutory Claims against the Company, any Group Company or its or their officers, agents or Employees.

16.	SETTLEMENT

16.1.
The Executive accepts the terms of this Agreement are in full and final settlement of all and any claims, demands, costs and expenses or other rights of action whatsoever and howsoever arising, including any common law or statutory claims whatsoever (whether under the laws of England and Wales, European Union or any other law, and whether or not they are or could be in the contemplation of the parties at the time of signing this Agreement), arising from the Employment and/or its termination, relating to:

16.1.1.	the Executive’s Claims;

16.1.2.	breach of contract including wrongful dismissal; and

16.1.3.	any other common law or contractual claim.

© Barlow Robbins LLP	P 10

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

16.2.	The waiver in clause 16.1 shall not apply to the following:-

16.2.1.	any claims by the Executive to enforce this Agreement;

16.2.2.	any personal injury claims which have not arisen or of which the Executive is not aware at the date of this Agreement;

16.2.3.	any claims relating to accrued pension rights.

16.3.	The Executive warrants that they are not aware of any facts or matters that could give rise to a claim for personal injury against the Company.

16.4.	The Company enters into this Agreement and makes the Compensation Payment in reliance upon the terms and conditions of this Agreement.

16.5.
Nothing in this Agreement shall prevent the Executive from making a protected disclosure under section 43A of the Employment Rights Act 1996 provided that the disclosure is made in accordance with the provisions of that Act.

17.	SETTLEMENT AGREEMENT

The parties agree that the conditions regulating compromise and settlement agreements contained in section 203(3) of the Employment Rights Act 1996 and section 147 of the Equality Act 2010 are intended to be and have been satisfied by the terms of this Agreement.

18.	INDEPENDENT ADVICE

The Executive warrants that:-

18.1.
they have received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, its effect on their ability to pursue any rights they may have in consequence of the loss of the Employment before an Employment Tribunal;

18.2.
the Adviser is an independent adviser within the meaning of section 203 of the Employment Rights Act 1996 and section 147 of the Equality Act 2010 and has produced a letter addressed to the Company in the form attached at Schedule 7 to this Agreement; and

© Barlow Robbins LLP	P 11

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

18.3.
the Executive is advised by the Adviser that there is in force, and was at the time they received the advice referred to above, a contract of insurance or indemnity provided for members of a profession or professional body covering the risk of a claim by them in respect of loss arising in consequence of that advice.

19.	REAFFIRMATION CERTIFICATE

19.1.	It is a condition of this Agreement that the Executive signs and delivers to the Company the Reaffirmation Certificate set out at Schedule 8 on or within 7 days after the Termination Date.

19.2          This Agreement is conditional upon the adviser delivering to the Company a letter in          the same form as set out in Schedule 7.

19.3.1
Nothing in this Agreement shall prevent the Company from fairly and reasonably terminating the Executive’s Employment prior to the Termination Date if the Company reasonably believes that the Executive has acted in a way that constitutes a repudiatory breach on their part which entitles the Company to terminate the Employment without notice.  If the Employment is so terminated, the Executive will forfeit any further payments due to them from the Company under this Agreement.

20.	LEGAL EXPENSES

The Company shall pay the Executive’s legal expenses up to a maximum of £1,000 plus VAT in respect of advice given by the Adviser on the terms and effect of this Agreement. This sum shall be paid directly to the Adviser on submission by that Adviser of a VAT invoice made out to the Executive, but expressed to be payable by the Company.

21.	VARIATION

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

22.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent set out in this clause.  Any Third Party shall be entitled to enforce the benefits conferred on it by the Agreement.  The consent of a Third Party shall not be required for the variation or termination of the Agreement even if that variation or termination affects the benefits conferred on any Third Party.  For the purposes of the Agreement, Third Party means any Company in the Group or any Executive agent or officer of any Group Company.

© Barlow Robbins LLP	P 12

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

23.	BINDING AGREEMENT

The Agreement, although marked “Without Prejudice” and “Subject to Contract” will, upon signature by all the parties, be treated as an open document, evidencing an agreement binding on all the parties.

24.	ENTIRE AGREEMENT

The terms of this Agreement constitute the entire agreement and understanding between the Company and the Executive and it supersedes and replaces all prior regulations, agreements, arrangements or understandings (whether implied or expressed orally or in writing) concerning the subject matter hereof, all of which are hereby treated as terminated by mutual consent.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

26.	JURISDICTION

This Agreement is governed by English law and the parties hereby submit to the exclusive jurisdiction of the English Courts.

......../s/ Dr. James Phillips...........
Signed by Dr James Phillips

.....14 March 2018..............................
Dated

....../s/ Rolf Stahel............................
Signed by Rolf Stahel
for and on behalf of the Company and its
directors, officers, Employees
.......14 March 2018..........................
Dated

© Barlow Robbins LLP	P 13

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 1

[***]

[***]	Bonus Payment
[***]	£10,000
[***]	£25,000
[***]	£50,000
[***]	£100,000

[***]

© Barlow Robbins LLP	P 14

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 2

SHARE OPTIONS

© Barlow Robbins LLP	P 15

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 3

CONSULTANCY AGREEMENT

Consultancy agreement

These are the terms of the consultancy agreement between Dr James Phillips (“Executive” or You”) and Midatech Pharma plc (‘Company”) concerning the provision of consultancy services by You to the Company.

1.	TERM

You shall provide your services to the Client from the Termination Date until the earlier to occur of (a) [***] or (b) 30th September 2018, unless this Consultancy Agreement is terminated as otherwise provided in this Consultancy Agreement.

2.	DUTIES

2.1
You shall use your best endeavours to promote the interests of the Company by providing supervision of [***] to ensure an [***] and thereafter the [***] and supplying other services relevant to [***] (“Services”).

2.2	If you are unable to provide the Services due to illness or injury you shall notify the Company as soon as reasonably practicable.

2.3	You shall ensure that you are available at all times on reasonable notice to provide such assistance or information as the Company may require.

2.4	You have no authority (and shall not hold yourself out as having authority) to bind the Company, unless a director of the Company has specifically permitted this in writing.

3.	EXPENSES

3.1	The Company shall reimburse all your reasonable expenses incurred in providing the Services within a reasonable time you incurring the expense provided you retain all relevant receipts.

© Barlow Robbins LLP	P 16

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

3.2	We are entitled to deduct from any sums payable to you any sums that you may owe the Company at any time.

4.	OTHER ACTIVITIES

4.1
You may be engaged, employed or concerned in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company. However, you may not be involved in any capacity with a business which does or could compete with the business of the Company without the prior written consent of the Chairman of the Company.

4.2	You may not be involved in any capacity with a business which materially affects your ability to provide the Services to the Company.

5.	CONFIDENTIAL INFORMATION

5.1
You shall not use or disclose to any person either during or at any time after your engagement by the Company any confidential information about the business or affairs of the Company or the terms of the Transaction or about any other confidential matters which may come to your knowledge in the course of providing the Services. For the purposes of this clause 5, confidential information means any information or matter which is not in the public domain and which relates to the affairs of the Company.

5.2          The restriction in clause 5.1 does not apply to:

(a)          any use or disclosure authorised by the Company or as required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through your unauthorised disclosure.

5.3
All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on its computer systems or other electronic equipment (including mobile phones if provided), remain the property of the Company.

6.	INSURANCE AND LIABILITY

The Executive shall have personal liability for and shall indemnify the Company for any loss, liability, costs (including reasonable legal costs), damages or expenses arising from breach by you of the terms of this Consultancy Agreement, including any negligent or reckless act, omission or default in the provision of the Services.

© Barlow Robbins LLP	P 17

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

7.	TERMINATION

The Company may at any time terminate the Executive’s engagement with immediate effect if:

(a)	you are in material breach of any of your obligations under this Consultancy Agreement; or

(b)	other than as a result of illness or accident, after notice in writing, you wilfully neglect to provide or fail to remedy any default in providing the Services; or

(c)	[***].

Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of those rights.

8.	OBLIGATIONS ON TERMINATION

Any property of the Company in the possession of the Executive and any original or copy documents obtained by you in the course of providing the Services shall be returned to the Company at any time on request and in any event on or before the termination of this agreement. You also undertake to irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory, and all matter derived from such sources which is in your possession.

9.	STATUS

9.1	You will be an independent contractor and nothing in this agreement shall render you an employee, worker, agent or partner of the Company and you shall not hold yourself out as such.

9.2	You shall be fully responsible for and indemnify the Company against any liability, assessment or claim for:

(a)	taxation whatsoever arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law; and

© Barlow Robbins LLP	P 18

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

(b)	any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by You arising out of or in connection with the provision of the Services.

The Company may satisfy such indemnity (in whole or in part) by way of deduction and/or set from any payment due to you for whatever reason.

10.	VARIATION

This agreement may only be varied by a document signed by both you and the Company.

11.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Company shall have any rights under it.

12.	GOVERNING LAW

This Consultancy Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

13.	JURISDICTION

The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

© Barlow Robbins LLP	P 19

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 4

Letter of Resignation

Strictly Private and Confidential

To the Directors of Midatech Pharma PLC

Midatech Pharma plc	UK	09216368	65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ
Midatech Pharma (Wales) Limited	UK	04929486	Oddfellows House, 19 Newport Road, Cardiff, CF24 0AA
Midatech Limited	UK	04097593	65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ
Midatech Pharma Espana SL	Spain	B-84-185008	Parque Tecnológico de Vizcaya, Edificio 800 Planta 2, Derio, 48160, Vizcaya, Spain
Pharmida AG*	Switzerland	n/a	c/o Dr. Peter Rickli, Kellerhals, Hirschgässlein 11, 4051 Basel, Switzerland
MidaSol Therapeutics GP (JV)*	Cayman Is.	OG-265898	c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands
Midatech Pharma US Inc.	US	n/a	8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, USA
DARA Therapeutics Inc.*	US	n/a	8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, USA
Midatech Pharma Pty Ltd	Australia	604 241 009	c/o Griffith Hack Consulting, 300 Queen Street, Brisbane, QLD 4000, Australia
 [Date]

Dear Sirs

Please accept this letter as formal notice of my resignation from my office as a [Director] [Company Secretary] of [set out name of Companies] with immediate effect.  Please arrange for particulars of my resignation to be filed with the Registrar of Companies without delay.  I confirm that I have no claim for compensation for loss of office.

Yours faithfully

© Barlow Robbins LLP	P 20

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 5

Reorganisation Announcement

NOT APPROVED FOR RELEASE UNTIL THEY HAVE THE FREEDOM TO DO SO

XX March 2018
Midatech Pharma PLC
("Midatech" or the "Company")

Midatech announces changes in Senior Management Team

Midatech (AIM: MTPH, Nasdaq: MTP), the international specialty pharmaceutical company focused on developing and commercialising products in oncology and immunotherapy, today announces that Dr Jim Phillips, CEO, will step down at the end of May 2018 after having served the Company for five years. The Board has appointed Dr Craig Cook MD, MBA (currently Chief Operating Officer and Head of Research & Development) to succeed Dr Phillips as CEO and proposed Board member from 1 June 2018, following a transition period of approximately three months in order to ensure a smooth handover.

The Board of Directors is also pleased to announce the promotion of Dr Steve Damment, currently Senior Vice President of Translational Medicine, to the role of Head of Research & Development previously held by Dr Cook.

Dr Cook, who joined Midatech in April 2014, has more than 20 years of international experience in the pharmaceutical, biomedical and high technology sectors including roles across a range of therapeutic areas covering both drug development and medical affairs. He has established and successfully led several healthcare initiatives, and held increasingly senior appointments at Johnson & Johnson, Eli Lilly, Novartis Pharma, and Serono Biotech. He is a qualified physician with a BSc in Pharmacology, a Diploma in Anaesthesiology, and an MBA from London Business School.

Dr Steve Damment is an experienced leader in drug development with a long record of advancing drug candidates through key development milestones to successful product registration, initially at Glaxo-Wellcome and then at Shire as Head of Biosciences. Since joining Midatech in 2015, Steve has been deeply involved in its key development programmes.

Rolf Stahel, Non-Executive Chairman of the Board, said: “I would like to thank Jim for his contribution over the last five years and wish him every success in his future endeavours. Under his dedicated leadership the Company has transformed since 2013 from an academic entity to a publicly-funded, commercially-focused biotech company with strong prospects. We are also fortunate that in Dr Cook we have an internal candidate who can take over responsibility as CEO, ensuring continuity and a controlled handover. Craig will provide strong leadership, demonstrated expertise, a deep understanding of the business, and a relentless focus on delivery of key value-driving programs to take Midatech into its next phase of growth. We have every confidence that Craig, together with his senior management team, will drive Midatech to a successful future.”

Dr Jim Phillips, Chief Executive Officer of Midatech Pharma, said: “After five years building Midatech into a fast-growth, high potential specialty pharmaceutical company, I am delighted that Craig will take over the reins as the Company completes its key clinical programmes and moves to file product registrations over the coming years. I leave the business with a very capable and strong leader with an excellent team to support him.”

© Barlow Robbins LLP	P 21

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Dr Craig Cook, Chief Executive Officer-designate, said: “I am excited to build on the very strong foundation and ambitious momentum established by Jim, and to lead Midatech at this crucial time as we take our key research programs into clinical development. The fundamentals of Midatech are strong, with our promising technologies underpinning a compelling pipeline of oncology and immunotherapy assets. We are well positioned and have a clear strategy to deliver transformative therapies for patients with devastating rare oncology diseases.”

This announcement contains inside information for the purposes of Article 7 of Regulation (EU) 596/2014 (MAR).

- Ends -

For more information, please contact:

Midatech Pharma PLC
Rolf Stahel, Non-Executive Chairman
Jim Phillips, CEO
Nick Robbins-Cherry, CFO
Tel: +44 (0)1235 841575
www.midatechpharma.com

Panmure Gordon (UK) Limited (Nominated Adviser and Broker)
Corporate Finance
Freddy Crossley / Ryan McCarthy
Broking
Tom Salvesen
Tel: +44 (0)20 7886 2500

Consilium Strategic Communications (Financial PR)
Mary Jane Elliott / Ivar Milligan / Nick Brown
Tel: +44 (0)20 3709 5700
Email: midatech@consilium-comms.com

Westwicke Partners (US Investor Relations)
Chris Brinzey
Tel: +1 339 970 2843
Email: chris.brinzey@westwicke.com

Notes for Editors

About Midatech Pharma PLC
Midatech is an international specialty pharmaceutical company focused on the research and development of a pipeline of medicines for oncology and immunotherapy, and marketing these through its established US commercial operation which includes four cancer care supportive products and two further co-promoted products. Midatech's strategy is to internally develop oncology products, and to drive growth both organically and through strategic acquisitions. The Company's R&D activities are focused on three innovative platform technologies to deliver drugs at the "right time, right place": gold nanoparticles ("GNPs") to enable targeted delivery; Q-Sphera polymer microspheres to enable sustained release ("SR") delivery; and Nano Inclusion ("NI") to provide local delivery of therapeutics, initially to the brain. The Group, listed on AIM: MTPH and Nasdaq: MTP, employs c.100 staff in four countries. For further company information see: www.midatechpharma.com

© Barlow Robbins LLP	P 22

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of legislation in the United Kingdom and/or United States. Such forward-looking statements include, but are not limited to, statements regarding the ability of Midatech to successfully test, manufacture, produce or commercialize products for conditions using the nanoparticle and sustained release drug delivery platforms, and the ability for products in development to achieve positive clinical results, and the ability to meet or achieve timelines associated with pre-clinical studies, clinical trials or regulatory submissions. Any forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Reference should be made to those documents that Midatech shall file from time to time or announcements that may be made by Midatech in accordance with the London Stock Exchange AIM Rules for Companies (“AIM Rules”), the Disclosure and Transparency Rules (“DTRs”) and the rules and regulations promulgated by the US Securities and Exchange Commission, which contains and identifies other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. These forward-looking statements speak only as of the date of this announcement. All subsequent written and oral forward-looking statements by or concerning Midatech are expressly qualified in their entirety by the cautionary statements above. Except as may be required under the AIM Rules or the DTRs or by relevant law in the United Kingdom or the United States, Midatech does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise arising.

© Barlow Robbins LLP	P 23

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 6

Reference

Reference

Dr Jim Phillips has worked as CEO and Board Director from 1st May 2013 to the agreed resignation date of 31.5.2018. Jim has successfully refocused the Gold Nanoparticules R&D activities the company on his joining Midatech and strengthened the management team. In December 2014 he directed successful the IPO of Midatech on the AIM section of the London Stock Exchange including the acquisition of Q Chip Ltd. Following the acquisition of DaraBiosciences Inc in December 2015 Jim successfully reorganised the company and transferred the loss making operation to its breakeven status in the second half of 2017.

© Barlow Robbins LLP	P 24

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 7

Legal Adviser’s Certificate

[This to be typed on the letterhead of the Adviser]

STRICTLY PRIVATE AND CONFIDENTIAL
TO BE OPENED BY ADDRESSEE ONLY
Mr Rolf Stahel
Midatech Pharma PLC
65 Innovation Drive,
Milton Park,
Abingdon, Oxfordshire
Ox14 4RQ

Dear Sirs

I, Danielle Parsons, of Slater & Gordon (UK) LLP of 50-52 Chancery Lane, London WC2A 1HL (“Adviser”) confirm that I have given independent legal advice to Dr James Phillips of 13a Stanhope Mews West, South Kensington, London SW7 5RB as to the terms and effect of the settlement agreement to be entered into between yourself and them and in particular its effect on their ability to pursue their rights before an Employment Tribunal in relation to the termination of their employment.

I confirm that I have advised James Phillips on all the potential statutory claims listed in clause 15.

I confirm that I am an independent adviser within the meaning of section 203 of the Employment Rights Act 1996 and section 147 of the Equality Act 2010 and that there is, and was at the time I gave the advice referred to above, in force a contract of insurance or an indemnity provided for members of a profession or a professional body covering the risk of a claim by James Phillips in respect of loss arising in consequence of that advice.

I have not acted in this matter for the Company or any company or person who is an associated employer of the Company.

Yours faithfully

……………………………..

Adviser

Dated:

© Barlow Robbins LLP	P 25

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 8

Reaffirmation Certificate

I hereby confirm that, having taken legal advice from the Adviser as at the date hereof, there are no matters or circumstances which do or might give rise to any claims by me in connection with my employment by the Company or the termination of my employment since the date of the Settlement Agreement set out above (“the Agreement”).  I further confirm that the warranties and representations given by me in the Agreement remain true and correct as at the date of this certificate.  I acknowledge that it is a condition of this Agreement that I give this reaffirmation, upon which the Company will rely.

…………………………………………
Signed by Dr James Phillips

…………………………………………
Date

© Barlow Robbins LLP	P 26